Exhibit 99.1

FBL Financial Group Reports Third Quarter 2008 Results

WEST DES MOINES, Iowa--(BUSINESS WIRE)--November 6, 2008--FBL Financial Group, Inc. (NYSE: FFG):

Financial Highlights

(Dollars in thousands, except per share data)

	Three months ended September 30,
	2008	2007
Net income applicable to common stock	$11,179	$16,462
Operating income applicable to common stock	18,635	24,389
Earnings per common share (assuming dilution):
Net income	0.37	0.54
Operating income	0.62	0.81

FBL Financial Group, Inc. (NYSE: FFG) today reported net income for the third quarter of 2008 of $11.2 million, or $0.37 per diluted common share, compared to net income of $16.5 million, or $0.54 per diluted common share, for the third quarter of 2007.

Operating Income(1). Operating income totaled $18.6 million for the third quarter of 2008, compared to $24.4 million in the third quarter of 2007. Diluted operating income per common share totaled $0.62 in the third quarter of 2008 compared to $0.81 in the third quarter of 2007. Operating income differs from the GAAP measure, net income, in that it excludes the impact of realized/unrealized gains and losses on investments, the change in net unrealized gains and losses on derivatives and the cumulative effect of changes in accounting principles. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

“FBL’s operating results for the third quarter were solid, considering the current economic environment, and reflect increased death benefits, and lower results from our variable segment due to the decline in the equity markets,” said Chief Executive Officer Jim Noyce. “Of significant importance, we recently secured $100 million of debt capital from affiliated Farm Bureau entities. This financing bolsters FBL’s capital position and provides us with excess capital and increased financial flexibility.”

Noyce added, “During these tumultuous times, our policyholders have an even greater need for the value and support of our products and agents. As we navigate through the challenging market and economic conditions, we continue to act prudently for the benefit of our policyholders, employees, agents and shareholders.”

Financing. FBL Financial Group issued 9.25% notes payable to affiliates totaling $100 million that mature in November 2011. One note for $75 million was issued to Farm Bureau Mutual Insurance Company and one for $25 million was issued to an investment affiliate of the Iowa Farm Bureau Federation, FBL’s majority shareholder. A portion of the proceeds from these notes will be used to repay the $20 million short-term debt that was borrowed from Farm Bureau Mutual during the third quarter.

Product Revenues Up. Premiums and product charges for the third quarter of 2008 increased eight percent to $69.2 million from $63.9 million in the third quarter of 2007. Interest sensitive and index product charges increased 13 percent, while traditional life insurance premiums increased four percent.

Premiums collected in the third quarter of 2008 totaled $650.9 million compared to $606.7 million in the third quarter of 2007. This increase is due to growth from both FBL’s EquiTrust Life independent channel and the exclusive Farm Bureau Life distribution channel. The EquiTrust Life independent channel had $496.1 million of premiums collected in the third quarter of 2008, an increase of one percent over the third quarter of 2007, but an eight percent decline from the second quarter of 2008. The Farm Bureau Life distribution channel had third quarter 2008 premiums collected of $147.3 million, an increase of 41 percent, reflecting a 165 percent increase in traditional annuity sales, a five percent increase in traditional and universal life insurance sales and a 16 percent decline in variable sales.

Noyce commented, “Given the current market environment and the limited availability of capital, we have taken prudent steps to decrease sales growth at EquiTrust Life so that it can be self-sustaining from a capital perspective. Through rate reductions and others actions, we have been able to slow the pace of premiums collected for our EquiTrust Life independent channel from $252 million in July to $141 million in August, $103 million in September and $96 million in October. Our Farm Bureau Life subsidiary is already capital self-sustaining and generates excess capital.”

Investment Income. Net investment income in the third quarter of 2008 increased 16 percent to $181.9 million from $157.0 million in the third quarter of 2007. This increase is due to an increase in average invested assets resulting primarily from premium inflows from Farm Bureau Life and EquiTrust Life. The annualized yield earned on average invested assets, with securities at cost, was 6.00 percent for the nine months ended September 30, 2008, compared to 6.06 percent for the same period of 2007.

Derivative Loss. FBL’s derivative loss totaled $41.0 million in the third quarter of 2008, compared to derivative income of $6.3 million in the third quarter of 2007. The derivative loss reflects the impact of a decrease in the value of the underlying market indices on which call options supporting FBL’s index annuity business are based. At the policy anniversary, gains from call options, if any, are passed on to the policyholder in the form of index credits. In accordance with the accounting rules for derivatives (FAS 133), gains and losses on these call options are generally offset by a corresponding change in the value of index product embedded derivatives. Valuation adjustments made under FAS 133 have no relationship to any write-down in value of an invested asset due to credit concerns.

Realized/Unrealized Losses on Investments. In the third quarter of 2008, FBL recognized net realized/unrealized losses on investments of $27.2 million compared to gains of $3.9 million in the third quarter of 2007. After taxes and other offsets, the impact of these realized losses on net income in the third quarter of 2008 was $12.7 million. The realized/unrealized losses on investments of $27.2 million are attributable to gains on sales of $2.2 million, losses on sales of $3.1 million and losses due to securities that were deemed other-than-temporarily impaired of $26.3 million. These other-than-temporary impairments include write-downs to securities issued by Lehman Brothers and Washington Mutual, which totaled $16.9 million.

Benefits and Expenses. Benefits and expenses totaled $173.5 million in the third quarter of 2008, compared to $213.8 million in the third quarter of 2007. The decrease in benefits and expenses is mainly attributable to lower index credits to policyholders and the change in the value of index product embedded derivatives resulting primarily from a decline in the value of underlying market indices supporting the index annuity business. In accordance with FAS 133, the change in the value of index product embedded derivatives is generally offset by a corresponding change in derivative income or loss. Additionally, primarily due to adverse term life and variable universal life experience, total death benefits increased to $27.5 million in the third quarter of 2008 compared to $21.0 million in the third quarter of 2007. By its nature, mortality experience can fluctuate from quarter to quarter.

Operating Results by Segment. Consistent with prior quarters, the majority of FBL’s operating earnings are attributable to the traditional annuity and traditional and universal life insurance segments. Further detail and results by segment are provided in FBL’s financial supplement, which is available on FBL’s website, www.fblfinancial.com.

Assets Total $14.4 Billion. Total assets increased $461 million to $14.4 billion at September 30, 2008, from $13.9 billion at December 31, 2007. At September 30, 2008, 96 percent of the fixed maturity securities in FBL’s investment portfolio were investment grade debt securities. Reflecting a decline in the market value of investments resulting primarily from an increase in market interest rates, FBL’s book value per share decreased to $18.32 at September 30, 2008 from $29.98 at December 31, 2007. Book value per share excluding accumulated other comprehensive loss(3) decreased to $30.82 at September 30, 2008, from $31.19 at December 31, 2007.

Earnings Outlook and Conference Call. Due to volatile market conditions and the extraordinary events affecting financial companies, FBL is withdrawing its 2008 operating income guidance. FBL management will discuss their outlook for the future, overall market conditions and third quarter 2008 financial results on their conference call with investors. The call will be held tomorrow, November 7, 2008, at 11 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL’s website, www.fblfinancial.com.

The statements in this release concerning FBL’s prospects for the future are forward-looking statements that involve certain risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially are detailed in FBL’s reports filed with the Securities and Exchange Commission and include the availability of capital, interest rate changes, competitive factors, volatility of financial markets, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable. No assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

FBL Financial Group, Inc.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2008	2007	2008	2007
REVENUES
Interest sensitive and index product charges	$32,931	$29,129	$93,837	$84,045
Traditional life insurance premiums	36,282	34,751	111,184	108,263
Net investment income	181,888	157,016	522,555	461,560
Derivative income (loss)	(40,951)	6,327	(171,532)	47,276
Realized/unrealized gains (losses) on investments	(27,156)	3,932	(130,524)	6,544
Other income	6,545	6,513	19,365	20,055
Total revenues	189,539	237,668	444,885	727,743
BENEFITS AND EXPENSES
Interest sensitive and index product benefits	111,074	121,999	320,312	337,400
Change in value of index product embedded derivatives	(37,529)	10,195	(171,020)	6,427
Traditional life insurance benefits	23,353	21,595	73,207	69,676
Increase in traditional life future policy benefits	11,084	8,840	33,511	28,069
Distributions to participating policyholders	4,813	4,866	15,106	16,114
Underwriting, acquisition and insurance expenses	50,676	36,198	144,359	129,842
Interest expense	4,464	4,437	13,363	12,236
Other expenses	5,585	5,675	17,677	17,371
Total benefits and expenses	173,520	213,805	446,515	617,135
	16,019	23,863	(1,630)	110,608
Income taxes	(4,904)	(7,904)	2,634	(37,251)
Minority interest in loss (earnings) of subsidiaries	15	2	31	(3)
Equity income, net of related income taxes	86	538	44	1,102
Net income	11,216	16,499	1,079	74,456
Dividends on Series B preferred stock	(37)	(37)	(112)	(112)
Net income applicable to common stock	$11,179	$16,462	$967	$74,344

Earnings per common share - assuming dilution	$0.37	$0.54	$0.03	$2.46

Weighted average common shares	29,900,149	29,731,529	29,883,794	29,680,584
Effect of dilutive securities	150,901	550,763	236,488	601,190
Weighted average common shares – diluted	30,051,050	30,282,292	30,120,282	30,281,774

(1) Reconciliation of Net Income to Operating Income (Unaudited)

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of realized/unrealized gains and losses on investments, the change in net unrealized gains and losses on derivatives and the cumulative effect of changes in accounting principles. FBL uses operating income, in addition to net income, to measure its performance since realized/unrealized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter, and the cumulative effect of change in accounting principles is a nonrecurring item. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income. This non-GAAP measure is used for goal setting, determining company-wide bonuses and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor’s understanding of FBL’s underlying results and profitability. A reconciliation of net income to operating income is provided in the following table (dollars in thousands, except per share data):

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2008	2007	2008	2007

Net income applicable to common stock	$11,179	$16,462	$967	$74,344
Adjustments:
Net realized/unrealized (gains) losses on investments (a)	12,726	(2,392)	67,533	(4,712)
Net change in unrealized gains/losses on derivatives (a)	(5,270)	10,319	(13,744)	699
Cumulative effect of change in accounting principle	-	-	-	283
Operating income applicable to common stock	$18,635	$24,389	$54,756	$70,614

Operating income per common share – assuming dilution	$0.62	$0.81	$1.82	$2.33

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Loss (Unaudited)

	Sept. 30,	Dec. 31,
	2008	2007
Book value per share	$18.32	$29.98
Less: Accumulated other comprehensive loss	(12.50)	(1.21)
Book value per share, excluding accumulated other comprehensive loss	$30.82	$31.19

Book value per share excluding accumulated other comprehensive loss is a non-GAAP financial measure. Accumulated other comprehensive loss totaled $377.2 million at September 30, 2008 and $36.3 million at December 31, 2007. Since accumulated other comprehensive loss fluctuates from quarter to quarter due to unrealized changes in the fair market value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	Sept. 30,	Dec. 31,
	2008	2007
Assets
Investments	$11,257,797	$11,067,070
Cash and cash equivalents	87,248	84,015
Deferred policy acquisition costs	1,268,432	991,155
Deferred sales inducements	399,180	321,263
Other assets	657,276	601,618
Assets held in separate accounts	718,501	862,738
Total assets	$14,388,434	$13,927,859

Liabilities and stockholders’ equity
Policy liabilities and accruals	$11,913,251	$10,900,658
Other policyholders’ funds	678,998	608,894
Debt	350,986	316,930
Other liabilities	170,696	335,657
Liabilities related to separate accounts	718,501	862,738
Total liabilities	13,832,432	13,024,877

Minority interest in subsidiaries	122	91

Stockholders’ equity	555,880	902,891
Total liabilities and stockholders’ equity	$14,388,434	$13,927,859

Common Shares Outstanding	30,173,593	30,019,728

FFG-1

CONTACT:
FBL Financial Group, Inc.
Kathleen Till Stange, 515-226-6780
Investor Relations Vice President
Kathleen.TillStange@FBLFinancial.com